Exhibit 99.2
Acquisition of Madison River
12.18.06
Glen F. Post, III
Chairman of the Board and
Chief Executive Officer

Non-GAAP Financial Measures
Also, included in our presentation materials are certain non-GAAP financial measures. These measures are provided and valid as of December 18, 2006, only and should not be relied upon beyond such date. Reconciliation of such non-GAAP measures to the most directly comparable GAAP measure or measures are available on our company Web site at www.centurytel.com.
Safe Harbor Language
Included in our presentation materials are certain estimates and other forward-looking statements. They are subject to uncertainties that could cause the actual results to differ materially. These and other important uncertainties related to our business are described in the Company’s filings with the Securities and Exchange Commission. All information contained herein is current as of December 18, 2006, and is to be considered valid only as of December 18, 2006, regardless of the date reviewed.

Senior Management
Glen F. Post, III
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Chairman of the Board and Chief Executive Officer
Stewart Ewing
Executive Vice President and Chief Financial Officer
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Highlights of the Transaction
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Acquisition of 176,000 access lines with strong financial and operating metrics
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Expands CenturyTel’s access line base by 8%
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99% broadband enabled, 30% high speed Internet penetration, requiring lower ongoing capital
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52% EBITDA margin
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Favorable demographics and attractive market growth prospects
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Accretive to CenturyTel’s free cash flow before and after synergies
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Moderate increase in leverage
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Preserves ability to complete existing share repurchase plan by mid-2007
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Maintains operational and strategic flexibility
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Leverages CenturyTel’s scale and management
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$17 million of estimated annual cost synergies
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Gives CenturyTel access to Fiber Network capacity which is complementary to existing operations

Transaction Value:	$830 million, including assumption of $494 million of net indebtedness as of 9/30/2006
Estimated Transaction Multiples:	Free Cash Flow Before Synergies: 9.6x LTM Free Cash Flow After Synergies: 7.4x LTM EBITDA Before Synergies: 8.4x LTM EBITDA After Synergies: 7.2x LTM
Estimated Accretion:	Free Cash Flow Before Synergies: approximately 4% LTM Free Cash Flow After Synergies: approximately 6% LTM
Structure:	All cash acquisition of stock of Madison River
Financing:	Existing or additional borrowing capacity and free cash flow
Pro forma Leverage:	2.6x Net Debt / LTM EBITDA
Required Approvals:	FCC, HSR, and AL, GA, IL and NC PUCs
Expected Closing:	Second Quarter of 2007
Transaction Summary

CenturyTel personal touch advanced communications

($ in millions except access lines in 000s)

LTM Statistics:	
Revenue	$189
EBITDA	$99
Margin %	*52%*
Capex	$19
FCF	$35
Access Lines [(1)]	176
% Broadband Enabled [(1)]	99%
% High Speed Internet Penetration [(1)]	30%
% LD Penetration [(1)]	64%

(1) As of 9/30/06.
Overview of Madison River
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Operations in AL, GA, IL, NC
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64 lines per square mile
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Population density of 107 persons per sq. mile
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Household income of ~$59,000 vs. national average of ~$62,500.
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High quality network with attractive margins and strong broadband penetration rates
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Complementary Fiber Network
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Solid 3Q06 Y-o-Y performance:
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Access lines declined 2.7%
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19% increase in high speed Internet customers
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Owned by Madison Dearborn, Goldman Sachs, Providence Equity, and others

CenturyTel personal touch advanced communications

LightCore Network
Madison River Fiber
CenturyTel
Madison River

Combined Operations

Summary
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Extremely attractive acquisition opportunity
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Strong operational performance
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High broadband penetration and 99% enabled
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Favorable market demographics with attractive growth prospects
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Acquisition meets financial goals
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Free cash flow accretive before synergies
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Ability to acquire with modest additional leverage
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Maintains CenturyTel’s flexibility
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Expect to complete current share repurchase program
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Significant post-integration synergies